WORKING INTEREST PURCHASE AND SALE AGREEMENT

By and between:

Cardinal Energy Group, Inc.

A company duly

Incorporated and existing

under the laws of Nevada

AND

California Hydrocarbons, Corporation

A company duly organized and existing

under the laws of the State of Ohio

WORKING INTEREST PURCHASE AND SALES AGREEMENT

ARTICLE I

GENERAL

This Working Interest Purchase and Sale Agreement (hereinafter referred to as, the “Agreement”) is made and entered into as of this 22nd day of April, 2014, by and between Cardinal Energy Group, Inc., a Nevada corporation, having its principal business address at 6037 Frantz Road, Suite 103, Dublin, Ohio 43017 (hereinafter referred to as, “Seller”) and California Hydrocarbons, an Ohio corporation, having its principal place of business located at 2280 Henderson Road, Suite 215, Columbus, Ohio 43220 (hereinafter referred to as, “Buyer”). Buyer and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

ARTICLE II

PARTIES

2. The Parties to this Agreement shall be as follows:

Seller:	Cardinal Energy Group, Inc.

Party’s registered location:	State of Nevada

Party’s registered address:	6037 Frantz Road, Ste. 103
Dublin, Ohio 43017

Party’s legal representative:	Mr. Timothy W. Crawford

Title:	Chief Executive Officer

Buyer:	California Hydrocarbons, Inc.

Party’s registered location:	State of Ohio

Party’s registered address:	2280 Henderson Road, Ste. 215
Columbus, Ohio 43220

Party’s legal representative:	Mr. Rashmi Yajnik

Title:	President

WORKING INTEREST PURCHASE AND SALES AGREEMENT

RECITALS

WHEREAS, Seller is a public oil and gas management company which owns working interests and assigned net revenue interest in certain oil and gas leases more particularly described in Exhibit “A” attached hereto (the “Leases”), insofar as the Leases cover the Colusa County, California; Holmes County, Ohio; Knox County, Ohio; and Licking County, Ohio properties, as more particularly described by metes and bounds in Exhibit “A” attached hereto (the “Lease Property”) in addition to certain real, personal, and intangible property rights appurtenant to such Lease Property and Leases; and

WHEREAS, subject only to the limitations and exclusions contained in this Agreement, and on the terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, the Subject Property (as defined below).

NOW, THEREFORE, in consideration of their mutual promises contained herein, Buyer and Seller agree to the purchase and sale of the Subject Property, in accordance with the following terms and conditions:

AGREEMENT

ARTICLE III

PURCHASE AND SALE

3. Property Being Sold. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey, and Buyer agrees to purchase and accept, the Subject Property for the Purchase Price as set forth in Article IV, below. The term “Subject Property” shall mean:

a.	The Leases. All of Seller’s rights, title and interest in and to the Leases and the Lease Property;

b.	Operating Bond. All of Seller’s rights, title, and interest in and to the operating bond are hereby assigned to the buyer;

c.	Rights in Production. All of Seller’s rights, title and interest in and to all reversionary interests, “back-in” interests, overriding royalties, production payments, net profits interests, mineral and royalty interests in production of oil, gas or other minerals relating to the Leases;

d.	Wells. All of Seller’s rights, title and interest in and to producing, non-producing, shut-in oil and gas wells and any and all injection or disposal wells located on the Leases (hereinafter, the “Wells”);

e.	Contract Rights. All of Seller’s rights, title and interest (if any) in or derived from any unit agreements, orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, drilling units, spacing units, operating agreements, gas purchase agreements, oil purchase agreements, gathering agreements, transportation agreements, compression agreements, processing or treating agreements, seismic agreements, geophysical agreements, exploration agreements, area of mutual interest agreements and any other agreements that relate to any of the Leases or Wells to the extent such contracts are assignable (the “Contracts”).

f.	Easements. All of Seller’s rights, title and interest (if any) in and to all rights-of-way, easements, licenses, and servitudes appurtenant to or used in connection with the Leases and Wells (hereinafter, the “Easements”);

g.	Permits. All of Seller’s rights, title and interest in and to all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals (if any) to the extent the same are used or obtained in connection with any of the Leases, Contracts, Easements or Wells (hereinafter, the “Permits”);

h.	Equipment. All of Seller’s rights, title and interest in and to all personal property, fixtures, surface equipment, storage tanks, down-hole equipment, casing, tubing other tubulars, pumps, pumpjacks, compressors, metering facilities, pipelines, valves, drips, separators, dehydration equipment, treatment facilities, electrical equipment and any other devises used in connection with the Leases, Wells, Easements or Permits and located on the Lease Property (hereinafter, the “Equipment”);

i.	Hydrocarbons. All of Seller’s rights, title and interest in and to all oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all other products refined or extracted therefrom, together with all minerals produced in association with these substances (hereinafter collectively, the “Hydrocarbons”) in and under and which may be produced and saved from or attributable to the Leases or Wells from and after the Closing Date and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto; and

j.	Data. Any and all documents and records (whether in written or other form) of any kind presently in or in the future coming into the care, custody, or control of Seller relating to the Subject Property including, but not limited to, the following (if any): land records, property title documents and records, division orders, operations and production-related records and reports, well information.

4. This Agreement is subject to any and all matters appearing of public record or of which Buyer has either notice or knowledge, including but not limited to the rights reserved by the landowners.

ARTICLE IV

PURCHASE PRICE

5. Purchase Price. As and for full consideration for the Subject Property, Buyer agrees to deliver to Seller original certificates for Three Million (3,000,000) shares of Cardinal Energy Group, Inc. common stock together with a medallion guarantee for the transfer thereof in a form and substance satisfactory to Seller (hereinafter, the “Purchase Price”). The Purchase Price shall be payable to Seller at the Closing.

ARTICLE V

EFFECTIVE DATE AND CLOSING DATE

6. Effective Date and Closing Date. Seller’s conveyance of the Subject Property to Buyer shall be effective as of April 1st, 2014, at 9:00 a.m. EST (the “Effective Date”), with title being deemed delivered to Buyer as of the Closing Date. The Closing shall take place on or before April 30th, 2014 (the “Closing Date”) unless extended by agreement of the Parties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

7. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer with respect to Seller’s interests in the Subject Property as of the date hereof and as of the Closing, as follows:

a. Organization and Standing. Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada.

b. Valid Agreement. This Agreement constitutes the legal, valid and binding Agreement of Seller. At the Closing, all instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Seller. The execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of Seller’s obligations hereunder have been duly and validly authorized and will not violate, conflict with or result in any violation or breach of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Se1ler is a party, or by which Seller is bound; (ii) any judgment or order of judicial or governmental body applicable to Seller, or (iii) to the knowledge of Seller, any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Seller or the Subject Property is subject.

c. Authorization. This Agreement has been duly authorized, executed and delivered by Seller. All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller. This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

d. Liens. On the Closing Date, Seller shall deliver the Subject Property free and clear of any and all liens, mortgages, deeds of trusts or other encumbrances created by, through or under Seller.

e. No Third Party Options. There are no agreements, options or commitments with, of or to any person to acquire the Subject Property that were created during Seller’s period of ownership. To Seller’s knowledge, there are no agreements, options or commitments with, of or to any person to acquire the Subject Property that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date (not disclosed on “Exhibit D” attached hereto).

f. Preferential Rights. The Subject Properties are not subject to any preferential rights to purchase that were created during Seller’s period of ownership. To Seller’s knowledge, the Subject Property is not subject to any preferential rights to purchase that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date (not disclosed on “Exhibit D” attached hereto).

g. Contracts. All Contracts in Seller’s possession relating to the Subject Property (if any) have been provided to the Buyer a minimum of five (5) days prior to the Closing Date. With respect to each Contract, to the knowledge of Seller, (i) such Contract is in full force and effect, (ii) there are no material violations or breaches thereof by Seller and (iii), there are no other Contracts relating to the Subject Property other than the Contracts identified on “Exhibit B” attached hereto and made a part hereof for all purposes.

h. Title Defects. The Seller acquired the Subject Property “as is, where is” and received no warranty or representation of title at the time the Subject Property was initially purchased. The Seller therefore makes no warranty or representation regarding defects to the title which may have occurred prior to the Subject Property being acquired by the Seller. Notwithstanding the foregoing, the Seller warrants and represents that Seller has good title to the Subject Property, by through and under Seller.

i. Environmental Matters. Seller has not received written notice and to Seller’s knowledge the Subject Property is in compliance with all Environmental Laws. “Environmental Laws” means any and all federal, state, local, and foreign laws, ordinances, codes, and regulations relating to protection of the environment, health and safety, and natural resources and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the common law.

j. Disclaimer of Warranties. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE VI, SELLER MAKES NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

8. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof and will represent and warrant at the Closing, as follows:

a. Corporate Authority. Buyer is a corporation organized and in good standing under the laws of the State of California, is duly qualified and in good standing to carry on its business in the state where the Subject Property is located and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

b. Valid Agreement This Agreement constitutes the legal, valid, and binding Agreement of Buyer. At the Closing, all instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Buyer. The execution and delivery by Buyer of this Agreement, the consummation of the transactions set forth herein and the performance by Buyer of Buyer’s obligations hereunder have been duly and validly authorized by all requisite, corporate action on the part of Buyer and will not conflict with or result in any violation of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Buyer is a party or by which Buyer is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Buyer, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Buyer is subject.

c. Governmental Approvals. Buyer shall obtain all required local, state, federal governmental and or agency permissions, approvals, permits, bonds and consents, as may be required to assume Seller’s obligations and responsibilities attributable to the Subject Property.

d. Independent Evaluation. Buyer is experienced and knowledgeable in the oil and gas business. Buyer has been advised by and has relied solely on its own expertise and its own inspection of the Subject Property and legal, tax, accounting, marketing, land, engineering, environmental and other professional counsel concerning this transaction, the Subject Property and value thereof.

e. Brokers. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer shall have any obligation or liability.

f. Title to Purchase Price Shares. Buyer is the sole record and beneficial owner of the Purchase Price held by Buyer, free and clear of all liens, encumbrances, equities, assessments and claims, and that there are no warrants, options, subscriptions, calls, or other similar rights of any kind for the transfer or purchase of any of the Purchase Price shares held by Buyer. Buyer will transfer to the Seller valid legal title to the Purchase Price free and clear of all restrictions, liens, encumbrances, equities, assessments and claims (other than any restrictions, liens, encumbrances, equities, assessments or claims as may arise from or as a result of restrictions under applicable Federal and state securities laws).

ARTICLE VIII

COVENANTS

9. Covenants.

a. Seller’s Negative Covenants. As of the Effective Date, Seller shall not do any of the following with regard to the Subject Property without first obtaining the prior, written consent of Buyer:

i)	Create a lien, security interest or other encumbrance on the Subject Property other than a Permitted Encumbrance;

ii)	Enter into any new contracts which affect the Subject Property; or

iii)	Take any action which would materially affect value, ownership or operation of the Subject Property.

ARTICLE IX

CLOSING CONDITIONS

10. Closing Conditions.

a. Seller’s Closing Conditions. The obligation of Seller to consummate the transactions contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

i)	Representations. Warranties and Covenants. The (A) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (B) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii)	Payment of Purchase Price. Buyer shall, at the request of Seller, provide Seller with copies of all certificates and transfer documents representing the full Purchase Price.

iii)	No Action. On the Closing Date, no suit, action or other proceeding shall be pending or threatened against Buyer before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Seller resulting therefrom.

b. Buyer’s Closing Conditions. The obligation of the Buyer to consummate the transaction contemplated hereby is subject, at the option of the Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

i)	Representations. Warranties and Covenants. The (A) representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (B) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii)	No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its affiliates) shall be pending or threatened against Seller or the Subject Property before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Buyer resulting therefrom.

iii)	No Material Adverse Change. From the Effective Date to the Closing Date, there shall not have been any material adverse change of the Subject Property equal to 5 percent (5%) or greater of the value, when taken as a whole.

c. Right to Terminate. Seller shall have the right to terminate this Agreement, without liability to Buyer if the conditions to Closing set forth in Section 9(a) are not satisfied. Likewise, Buyer shall have the right to terminate this Agreement, without liability to Seller, if the conditions to Closing set forth in Section 9(b) are not satisfied.

ARTICLE X

CLOSING

11. Closing. The Closing shall be held at the offices of the Buyer, or such other place or by such other method as the Parties shall mutually agree, including electronically. At the Closing, the following shall occur:

a. Execution and Delivery of Documents and Instruments. Seller shall execute, acknowledge and deliver to Buyer an Assignment of the Leases in the form of Exhibit “C” attached hereto.

b. Payment of Purchase Price. Buyer shall deliver the Purchase Price to Seller by providing original stock certificates together with medallion guarantee stock powers in a form and substance acceptable to Seller.

c. Fees and Taxes. Each Party to this transaction shall be responsible for paying its own fees and taxes, if any.

d. Delivery of Data. Seller shall deliver the Data (as defined above) to Buyer at Closing or within forty-eight (48) hours thereafter. To the extent transferable, the Seller shall transfer possession of all Data (as located by Seller) to the Buyer on the Closing Date.

e. Delivery of Possession. Seller shall deliver exclusive possession of the Subject Property to Buyer.

f. Recording. Buyer shall record and file the Assignment and other instruments. Any sales, use or transfer tax relative to such recording shall be the responsibility of the Buyer.

ARTICLE XI

POST-CLOSING COVENANTS

12. Post-Closing Covenants.

a. Hydrocarbons. All Hydrocarbons produced from the Subject Property prior to the Closing Date and all proceeds from the sale thereof shall be the property of Seller. All Hydrocarbons produced after the Closing Date and all oil stock balances held in the tanks (if any) as of the Closing Date shall be the property of Buyer. Buyer shall be responsible for any and all claims arising from the production and sale of Hydrocarbons including the accounting or payment to third parties of monies attributable to their interests in such production, insofar as such claims relate to Hydrocarbons and sold after the Closing Date. Seller shall be responsible for any and all claims arising from the production and sale of Hydrocarbons, including the accounting or payment to third parties of monies attributable to their interests in such production, insofar as such claims relate to Hydrocarbons produced and sold prior to the Closing Date. Any and all claims known to Seller arising from the production and sale of Hydrocarbons, including the accounting or payment to third parties of monies attributable to their interests in such production, are set forth on Exhibit “E”, attached hereto.

b. Invoices. Buyer expressly agrees that the Seller is not obligated to make any payments to Buyer in connection with any outstanding invoices.

c. Obligations. As of the Closing Date, Buyer shall assume and be responsible for and comply with all duties and obligations of Seller, express or implied, with respect to the Subject Property under or by virtue of the Lease, and any contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority or at common law (specifically including, without limitation, any governmental request or requirement to plug, re-plug and/or abandon any well of whatsoever type, status or classification, or take any clean up or other action with respect to the Leases and Wells).

d. Definition of Claim. As used in this Article XI, “claims” shall include claims, demands, causes of action, liabilities, damages, penalties and judgments of any kind or character arising out of or in any way connected with the Subject Property and all costs and fees in connection therewith.

e. Purchase Price. Buyer shall provide such further documents as may reasonably be required or requested by Seller’s transfer agent to perfect the delivery of the Purchase Price shares.

ARTICLE XII

INDEMNIFICATION

13. Indemnification of Buyer. Seller agrees to indemnify, defend, and hold harmless Buyer against and in respect of any losses, damages, deficiencies, liabilities, actions, suits, proceedings, demands, assessments, judgments, fines, and reasonable and necessary costs and expenses (including reasonable attorney’s fees and expert witness fees) incident to or resulting from (a) any breach by Seller of any representation, warranty, covenant, agreement, or obligation of Seller in this Agreement; and (b) any claims arising from the acts of omissions of Seller, shareholders, managers, officers, employees or agents arising out of the Subject Property prior to the Closing Date.

14. Indemnification of Seller. Buyer agrees to indemnify, defend, and hold harmless Seller against and in respect of any losses, damages, deficiencies, liabilities, actions, suits, proceedings, demands, assessments, judgments, fines, and reasonable and necessary costs and expenses (including reasonable attorney’s fees and expert witness fees) incident to or resulting from (a) any breach by Buyer of any representation, warranty, covenant or obligation of Buyer in this Agreement; and (b) any claims arising from the acts or omissions of Buyer, shareholders, managers, officers, employees or agents arising out of the Subject Property after the Closing Date.

THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY (OTHER THAN THE WILFUL MISCONDUCT OF THE INDEMNIFIED PARTY). BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES, WHETHER ARISING IN TORT, CONTRACT, UNDER ANY STATUTE, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. THE PARTIES INTEND THAT THE LIMITATIONS HEREUNDER IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OR STRICT LIABILITY OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. ANY AND ALL OBLIGATIONS TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS REGARDING, RELATING TO, OR IN CONNECTION WITH THE SUBJECT PROPERTY SHALL PASS FROM SELLER TO BUYER AS OF THE CLOSING DATE.

ARTICLE XIII

SHAREHOLDER RATIFICATION

15. Shareholder Ratification. Any provision contained in this Agreement to the contrary notwithstanding, should the approval by ratification of the shareholders of either or both the Seller and Buyer be applicable to the transaction contemplated hereby, the Closing described in Article X hereof shall be deferred until any such ratification shall have occurred.

ARTICLE XIV

GOVERNING LAW AND RESOLUTION OF DISPUTES

16. If any dispute arises between the Parties, they agree to make good-faith efforts to resolve the dispute amicably through mediation.

a.	Either Party has the right to request the other to meet to discuss a dispute. The Party requesting the meeting will give at least ten (10) business days’ notice in writing of the subject it wishes to discuss, provide a written statement of the dispute, and designate an officer of the company with complete power to resolve the dispute who will attend the meeting. Within ten (10) business days, the party receiving the request will provide a responsive written statement and will designate an officer of the company who will attend the meeting with complete power to resolve the dispute.

b.	If the meeting fails to resolve the dispute, either Party may request that the other attend mediation. The Parties agree that the chief executive officer of each entity shall attend the mediation. The mediator will endeavor to convene the mediation within ten (10) business days of the request of either Party, and the mediation shall last as long as the mediator reasonably believes an agreement is possible, without regard to business days or hours.

c.	The mediation shall be held in an objective venue location mutually agreed upon between the Parties. The right to mediate shall survive the termination of the Agreement. Except for the exchange of relevant, material and non-privileged documents between the Parties, there shall be no interrogatories, depositions or other discovery in any mediation hereunder.

d.	In the event the parties are unable to resolve their dispute through mediation, then any and all disputes arising out of, relating to or in connection with this Agreement shall be resolved through binding arbitration. The Parties expressly acknowledge and agree that they are bound by any decision made by a duly appointed arbitrator and have no right to file a civil lawsuit, other than to enforce an award made by an arbitrator. Any such arbitration shall be conducted through the American Arbitration Association, before a single arbitrator, and in a mutually agreed upon location in Ohio. The parties expressly agree that the arbitrator shall have the right to award penalties, and attorney’s fees. The execution, validity, nullification, interpretation, performance and resolution of dispute shall be governed by the laws of the State of Ohio.

ARTICLE XV

GENERAL PROVISIONS

17. General Provisions.

a. Further Assurances. Seiler agrees to execute any and all documents which it has the authority to execute, whether before or after the Closing, to aid Buyer in clearing or perfecting title and ownership to the Subject Property and to facilitate the receipt of the proceeds of the sale of the production therefrom and attributable thereto. Buyer shall make any request for execution of such document in writing and shall provide Seller with a copy of the document.

b. Entire Agreement. This Agreement, together with all Exhibits attached hereto, shall constitute the complete agreement between the Parties hereto and shall supersede any and all prior agreements, whether written or oral, and any representations or conversations with respect to the Subject Property.

c. Confidentiality. If the Closing does not occur, Seller will keep all the information furnished by Buyer to Seller hereunder; or in contemplation hereof, strictly confidential including without limit the Purchase Price and other terms of this Agreement, and will not use any of such information to Seller’s advantage or in competition with Buyer, except to the extent such information: (i) was already in the public domain, not as a result of disclosure by Seller, (ii) was already known to Seller, (iii) is developed by Seller independently from the information supplied by the Buyer, or (iv) is furnished to Seller by a third party independently of Seller’s investigation pursuant to the transaction contemplated by this agreement.

d. Notices. All communications required or permitted under this Agreement shall be in writing and may be sent by e-mail and or facsimile. Such communication shall be deemed made when actually received, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed made three (3) days after such mailing. Faxes and e-mails will be deemed to be received when reflected in the fax confirmation sheet or by e-mail confirmation obtained by the sender. Either Party may, by written notice to the other, change the address for mailing such notices.

Notices to Seller:

Timothy W. Crawford

Chief Executive Officer

Cardinal Energy Group, Inc.

6037 Frantz Road, Ste. 103

Dublin, Ohio 43017

Direct Dial: 614-459-4959

tcrawford@cegx.us

Notices to Buyer:

Rashmi Yajnik

President

California Hydrocarbons

2280 Henderson Road, Ste. 215

Columbus, Ohio 43220

Direct Dial: 614-527-1800

Rnyajnik1234@gmail.com

e.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their successors and assigns; provided, no assignment or delegation by either Party shall be made without the express consent of the other Party and if such consent is granted, no assignment or delegation shall relieve such Party of any of its obligations hereunder.

f.	Incorporation of Exhibits. All exhibits referred to herein are expressly incorporated into and made a part of this Agreement.

g.	Headings. The headings of the articles and sections of this agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

h.	Expenses. All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses.

i.	Amendment and Waiver. This Agreement may be altered, amended or waived only by a written agreement executed by the Party to be charged. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

j.	Announcements. Buyer may, at its sole discretion, publicly disclose the contents and execution of this Agreement and the transactions contemplated hereby.

k.	Third-Party Beneficiaries. Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

I.	Severance. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

m.	Counterparts. This Agreement may be signed in any number of counterparts and each such counterpart shall be considered any original and an enforceable agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.

BUYER:

CALIFORNIA HYDROCARBONS, INC.

By:	/s/ Rashmi Yajnik
Rashmi Yajnik, President

SELLER:

CARDINAL ENERGY GROUP, INC.

By:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer

Exhibit “A”

to Leasehold Purchase and Sale Agreement

Lease Property

Well name	Operator	County	State	Working Interest	Net Revenue Interest
Burden, W. #1	Knox Energy	Licking	OH	1.00000	0.843750
Layman Dairy #1	Knox Energy	Licking	OH	1.00000	0.843750
Donahey #3	Knox Energy	Licking	OH	1.00000	0.843750
Rowley, C. #1	Knox Energy	Knox	OH	1.00000	0.843750
Norris, T. #1	Knox Energy	Knox	OH	1.00000	0.843750
Miller,E. #1	Knox Energy	Knox	OH	1.00000	0.843750
Gorius, D. #1	Knox Energy	Licking	OH	1.00000	0.843750
Norris, J. #1	Knox Energy	Knox	OH	1.00000	0.843750
Dodson, M. #1	Knox Energy	Licking	OH	1.00000	0.843750
Geiger, J. #1	Knox Energy	Knox	OH	1.00000	0.843750
Joe Patton #8	Knox Energy	Licking	OH	1.00000	0.843750

Armstrong #17-1	Cardinal Energy	Colusa	CA	100.0000	81.2500
Armstrong #17-3	Cardinal Energy	Colusa	CA	100.0000	81.2500
Section #17 Lease Acreage	Cardinal Energy	Colusa	CA	100.0000	-
Seismic Data	Cardinal Energy	Various	CA	-	-

Nowells Well #1	Cardinal Energy	Holmes	OH	100.0000	87.5000
Nowells Well #2	Cardinal Energy	Holmes	OH	100.0000	87.5000

California Performance Bond	Cardinal Energy	-	CA	-	-

The California Performance Bond is a $20,000.00 cash bond which will be transferred to California Hydrocarbons Corporation.

Exhibit “B”

to Leasehold Purchase and Sale Agreement

Contracts Applicable to Subject Property

None.

Exhibit “C”

to Leasehold Purchase and Sale Agreement

Form of Assignment and Bill of Sale

See Attached

Exhibit “D”

to Leasehold Purchase and Sale Agreement

Third Party Options/Preferential Rights

None.

Exhibit “E”

to Leasehold Purchase and Sale Agreement

Claims Related to Hydrocarbons

None.